FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

      Cohen                          Jay                              R
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     (Last)                          (First)                         (MI)

           106 Doral Drive
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                                    (Street)

     Blue Bell                       PA                          19422
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

     RAIT Investment Trust ("RAS")
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
       3/02                            |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                     [     ]  10% Owner

        [  X  ]  Officer                     [     ]  Other (specify below)
                 (give title below)

                  Executive Vice President
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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---
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

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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Common Shares                     |       3/19/02             |      F      |           |       7,846    |    D    |     $20.15
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Common Shares                     |       3/19/02             |     J(1)    |           |      10,000    |    A    |     $10.75
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Common Shares                     |       3/19/02             |     J(1)    |           |       2,117    |    A    |     $ 9.00
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Common Shares                     |       3/21/02             |     J(1)    |           |       6,000    |    A    |     $16.92
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                                  |                           |             |           |                |         |
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                                  |                           |             |           |                |         |
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                                  |                           |             |           |                |         |
===================================================================================================================================






















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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Shares                     |          32,271*          |          D              |     Held jointly with wife
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                                  |           3,208           |          I              |     Held in IRA
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                                  |           7,341           |          I              |     Held in wife's IRA
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Common Shares                     |             *             |          D              |
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Common Shares                     |             *             |          D              |
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Common Shares                     |             *             |          D              |
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                                  |                           |                         |
=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* Identical totals of shares ownership pursuant to the transactions reported herein.
                                                                   (Over)
                                                              SEC 1474 (7/96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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Option to purchase common shares |     $10.75                |     3-19-02             |   M    |       |             |   10,000
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Option to purchase common shares |     $ 9.00                |     3-19-02             |   M    |       |             |    2,117
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Option to purchase common shares |     $16.92                |     3-21-02             |   M    |       |             |    6,000
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Option to purchase common shares |  11-09-00     | 11-9-09      | Common Shares  |    10,000           |    $10.75
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Option to purchase common shares |  09-16-01     | 09-10-08     | Common Shares  |     2,117           |    $ 9.00
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Option to purchase common shares |  02-01-02(2)  | 02-01-12     | Common Shares  |     6,000           |    $16.92
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Option to purchase common shares |        50,000                |               D                      |
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Option to purchase common shares |        50,000                |               D                     |
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Option to purchase common shares |        50,000                |               D                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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
Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
(1) Receipt of shares acquired upon option exercise as reported here.
(2) Pursuant to early exercise feature of the issuer's stock option plan, options may be exercised immediately after grant. Early exercised shares are restricted, they receive distributions and may be voted but they are disposable only in accordance with the vesting schedule.

 /s/ Jay Cohen                                                 4-10-02
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date


Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



                                SEC 1474 (3/01)